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                            Exhibit 10(r)




November 11, 1996



Mr. Robert M. Stoddard
18 Lanark Road
Wellesley, MA 02181


Dear Bob:

This letter will confirm your employment agreement with Interleaf, Inc. ("Company"). You will commence employment with the Company effective November 11, 1996. Upon the resignation of the Company's current Chief Financial Officer, you are elected and appointed the Company's Vice President of Finance and Administration, and Chief Financial Officer on an interim basis. From the date your employment commences, you will receive bi-weekly compensation of $12,000 per period. In addition, you will participate at 40% in the Officer Retention Bonus Plan ("ORBP") except that the portion of the ORBP pertaining to achieving revenue will not apply to you. If the ORBP is in any way materially changed or modified to your detriment, we will, in good faith, negotiate an alternative compensation opportunity.

You will directly report to the Operating Committee, and to the Board of Directors. You will inform the Board of resources required to discharge your duties, and the Board will reasonably provide you with such resources.

It is currently the mutual intent that you are to provide your services under this agreement until the earlier of one month after a "Change of Control" or 6/1/97. However, you agree that you may be terminated at any time for any reason, and that you shall receive 30 days prior written notice of such termination, except if terminated for cause for which no notice need be provided. You will participate in the Officer Severance Plan dated March 13, 1989, which will supersede the above notice provision if applicable.

You will be covered by the Company's Agreement to Defend and Indemnify, and receive health, medical, 401(k) and other fringe benefits normally provided to Interleaf employees.

Very truly yours,




/s/Clinton P. Harris
--------------------
Clinton P. Harris
Chairman, Compensation Committee



Agreed:



/s/Robert M. Stoddard
----------------------
Robert M. Stoddard    11/11 /96